Exhibit 99.1

WSI Industries Reports Improved Quarter on Quarter Results

June 24, 2009—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,736,000 for the third quarter of fiscal 2009 ended May 31, 2009, a decrease of 29% as compared to the year-earlier quarter of $6,703,000. The Company posted net income of $12,000 which equated to break-even on a per share basis for the current quarter, compared to $357,000 or $.13 per share in the third quarter of fiscal 2008. Year-to-date sales in fiscal 2009 were down 23% vs. the prior year as sales decreased to $14,773,000 from $19,099,000 a year ago. Year-to-date diluted earnings per share were a loss of $.07 down from the prior year’s income of $.42.

As compared to the prior fiscal 2009 second quarter, the Company’s sales were up 18%. The Company’s bottom line also improved from a loss of $307,000 in the fiscal 2009 second quarter to its net income of $12,000 in this quarter.

Michael J. Pudil, president and chief executive officer, commented: “Our goal in our fiscal 2009 third quarter was to streamline our cost base and return the Company to profitability without affecting our ability to obtain new business. While our net income was slightly above the break-even point, we made a dramatic improvement from our fiscal 2009 second quarter loss of $307,000. In addition, we have continued to expand our search efforts in order to obtain new customers and projects.” Pudil went on to say: “We anticipate that our fiscal 2009 fourth quarter will be similar to our third quarter that just ended. We will continue working to preserve our balance sheet and conserve our cash as we weather the ongoing recession. We believe that the Company is in an excellent position to capitalize on new opportunities when the country’s economy starts to rebound.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.

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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS      (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 31,	May 25,	May 31,	May 25,
	2009	2008	2009	2008
Net Sales	$4,736	$6,703	$14,773	$19,099
Cost of products sold	4,083	5,498	13,101	15,410

Gross margin	653	1,205	1,672	3,689
Selling and administrative expense	533	597	1,673	1,824
Interest and other income	(5)	(16)	(14)	(164)
Interest and other expense	106	75	316	219

Profit (loss) from operations before income taxes	19	549	(303)	1810
Income taxes (benefit)	7	192	(109)	633

Net earnings (loss)	$12	$357	($194)	$1,177

Basic income (loss) per share	$0.00	$0.13	($0.07)	$0.43

Diluted income (loss) per share	$0.00	$0.13	($0.07)	$0.42

Weighted average number of common shares	2,793	2,764	2,789	2,741

Weighted average number of diluted shares	2,793	2,860	2,789	2,811
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	May 31,	May 25,
	2009	2008
Assets:
Total Current Assets	$7,713	$7,962
Property, Plant, and Equipment, net	7,791	5,731
Intangible Assets	3,035	3,051

Total Assets	$18,539	$16,744

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,266	$3,806
Long-term debt	6,327	4,077
Shareholders’ equity	8,946	8,861

Total Liabilities and Shareholders’ Equity	$18,539	$16,744